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                                                                     Exhibit 8.2



                  [WACHTELL, LIPTON, ROSEN & KATZ LETTERHEAD]


                                February 26, 2003



Friedman, Billings, Ramsey Group, Inc.
1001 Nineteenth Street North
Arlington, VA  22209

Ladies and Gentlemen:

            We have acted as special counsel to Friedman, Billings, Ramsey Group, Inc., a Virginia corporation ("FBR Group"), in connection with the proposed merger (the "FBR Asset Merger") of FBR Asset Investment Corporation, a Virginia corporation ("FBR Asset"), with and into Forest Merger Corporation, a Virginia corporation ("Newco") and the proposed merger of FBR Group with and into Newco (the "FBR Group Merger" and, together with the FBR Asset Merger, the "Mergers") pursuant to the Agreement and Plan of Merger (the "Agreement") dated as of November 14, 2002, by and among FBR Asset, FBR Group and Newco. At your request, and in connection with the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Mergers (as amended through the date hereof, the "Registration Statement"), we are rendering our opinion concerning the material federal income tax consequences of the Mergers.

            For purposes of the opinion set forth below, we have relied, with the consent of FBR Asset and Newco and the consent of FBR Group, upon the accuracy and completeness of the statements and representations as to factual matters (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of FBR Asset and Newco and FBR Group dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the FBR Asset Effective Time and as of the Effective Time (as if made as of such times) and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the


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Friedman, Billings, Ramsey Group, Inc.
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accuracy of the Registration Statement and the joint proxy statement-prospectus
(the "Proxy Statement-Prospectus") contained therein, each as amended or supplemented through the date hereof. Any capitalized term used and not defined herein has the meaning given to it in the Agreement.

            We have also assumed that: (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement-Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party); and (ii) the Mergers will be reported by FBR Asset, Newco and FBR Group on their respective federal income tax returns in a manner consistent with the opinion set forth below.

            Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that each of the FBR Group Merger and the FBR Asset Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and the FBR Group Merger will not be treated as a reorganization within the meaning of Section 368(a)(1)(F) of the Code.

            We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

            We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon, circulated, quoted or otherwise referred to for any other purpose.


                                        Very truly yours,

                                        /s/ Wachtell, Lipton,
                                            Rosen & Katz